Exhibit 99.1
For Release at 7:00 AM Eastern on August 31, 2010
DSW INC. ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS
•	Second quarter comparable store sales increased 12.0%.

•	Second quarter diluted EPS were $0.52 versus $0.17 last year.

•	Reiterated annual diluted EPS guidance of approximately $1.80 to $1.95, up from $1.23 in fiscal 2009.
COLUMBUS, Ohio, August 31, 2010 /PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $23.5 million on net sales of $415.1 million for the second quarter ended July 31, 2010, compared with net income of $7.6 million on net sales of $369.5 million for the quarter ended August 1, 2009. Same store sales increased 12.0% for the comparable period versus a decrease of 2.9% last year.
Diluted earnings per share were $0.52 for the second quarter of fiscal 2010 compared with diluted earnings per share of $0.17 last year.
Six-month Results
Net income was $53.6 million on net sales of $864.7 million for the twenty-six week year-to-date period ended July 31, 2010, compared with net income of $14.7 million on net sales of $755.3 million for the twenty-six week year-to-date period ended August 1, 2009. Same store sales increased 14.1% for the comparable twenty-six week period versus a decrease of 3.8% last year.
Diluted earnings per share were $1.20 for the twenty-six week period compared with $0.33 for the same period last year.
Fiscal 2010 Annual Outlook
The Company reiterated its estimate of an annual comparable store sales increase of approximately 7% to 9% and annual diluted earnings per share of approximately $1.80 to $1.95 for fiscal 2010. Fiscal 2009 annual diluted earnings per share were $1.23.
The second half performance implied in the guidance recognizes the more challenging last year comparisons for both sales growth and merchandise margins.
The Company will discuss its 2010 annual outlook on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 866-831-6234 and reference passcode 16875673. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 59172207. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of August 31, 2010, DSW operated 309 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 353 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable sales and quarterly financial performance; disruption of our distribution operations; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; uncertain general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; risks related to our cash and investments; the success of dsw.com; RVI’s lease of an office facility; and liquidity risks at Retail Ventures and their impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 30,
	2010	2010

ASSETS
Cash and equivalents	$72,986	$125,020
Short-term investments	198,964	164,265
Accounts receivable, net	10,297	5,529
Inventories	309,143	262,284
Prepaid expenses and other current assets	21,658	20,762
Deferred income taxes	32,774	29,130

Total current assets	645,822	606,990

Property and equipment, net	201,578	206,424
Goodwill	25,899	25,899
Other assets	31,132	11,443

Total assets	$904,431	$850,756

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$140,443	$120,559
Accrued expenses	83,757	104,160

Total current liabilities	224,200	224,719

Non-current liabilities	96,308	101,156
Total shareholders’ equity	583,923	524,881

Total liabilities and shareholders’ equity	$904,431	$850,756

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net sales	$415,120	$369,490	$864,657	$755,336
Cost of sales	(289,402)	(271,702)	(591,574)	(552,567)

Gross profit	125,718	97,788	273,083	202,769
Operating expenses	(87,623)	(86,427)	(185,843)	(179,305)

Operating profit	38,095	11,361	87,240	23,464
Interest income, net	137	578	922	832
Non-operating income, net		528		133

Earnings before income taxes	38,232	12,467	88,162	24,429
Income tax provision	(14,778)	(4,900)	(34,524)	(9,717)

Net income	$23,454	$7,567	$53,638	$14,712

Basic and diluted earnings per share:
Basic	$0.53	$0.17	$1.22	$0.33
Diluted	$0.52	$0.17	$1.20	$0.33

Shares used in per share calculations:
Basic	43,988	44,074	43,948	44,046
Diluted	44,826	44,420	44,800	44,355

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